  Bacterin Second Quarter 2011 Revenues up 135% over Prior Year, Driving First Positive EBITDA Quarter

BELGRADE, MT, – August 11, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, reported results for the second quarter ended June 30, 2011.

Financial Highlights: Q2 2011 vs. Q2 2010
•	Revenues up 135% to record $7.5 million, marking seventh consecutive quarter of record revenues.

•	Net loss improved by $1.6 million to $405,000 or $(0.01) per share.

•	Reported first positive EBITDA quarter of $35,000, as compared to EBITDA loss of $930,000 in the second quarter of the prior year.

Q2 Operational Highlights
•
Launched third human acellular biological scaffold, hMatrix®, an acellular dermal scaffold, which Bacterin plans to initially market for homologous use indications, including abdominal wall repair, breast reconstruction, and wound covering – an addressable market the company estimates exceeds $2.5 billion annually in the U.S.

•
Signed second national group purchasing organization contract for Bacterin Biologics and first for Elutia® Wound Drains with ROi, a recognized leader in health care supply chain management for hospitals and medical practices.

•	Raised approximately $3 million in private placement offering.

•	Joined Russell 3000, Russell Microcap, and Russell Global Indexes.

Q2 2011 Financial Results
Revenues for the quarter increased 25% sequentially to a record $7.5 million from $6.0 million in the previous quarter, and up 135% compared to $3.2 million in the second quarter of 2010. For the first half of 2011, revenues totaled a record $13.5 million, up 128% versus $5.9 million in the same period in 2010. The increase in revenue is primarily attributable to the continued broader use of the company’s biological products, antimicrobial coatings and device implants, as well as the company’s implementation of a direct sales force driving this greater adoption. Also contributing to the revenue increase, during the second quarter of 2011, the company executed a purchase order agreement with a U.S. based distributor for the sale of Bacterin’s biologics products internationally.

Gross profit margin for the quarter was 76.8%, as compared to 83.5% in the previous quarter and 83.8% in the year-ago quarter. For the first half of 2011, gross profit margin was 79.8%, as compared to gross profit margin of 81.1% in the same year-ago period. The lower margins were primarily due to larger discount pricing for stocking purchase orders with a U.S. based distributor who will sell the company’s products internationally, partially offset by increased manufacturing efficiencies.

Operating expenses for the quarter totaled $6.0 million, as compared to $6.9 million in the previous quarter, and $4.0 million in the second quarter of 2010. For the first half of 2011, operating expenses totaled $13.0 million, as compared to total operating expenses of $7.1 million in the same year-ago period.

Net loss was $405,000 or $(0.01) per basic share for the quarter. This compares to net income of $4.9 million or $0.13 per basic share in the previous quarter, which includes approximately $7.2 million from the decrease in non-cash warrant derivative liability. Net loss in the second quarter of 2010 was $2.1 million or $(0.07) per basic share.

In the first half of 2011, net income was $4.5 million or $0.12 per basic share, including the decrease in non-cash warrant derivative liability of approximately $7.2 million, as compared to a net loss of $3.7 million or (0.13) per basic share in the same period of 2010, which includes an increase of approximately $95,000 in non-cash warrant derivative liability.

EBITDA for the quarter totaled $35,000, compared to EBITDA loss of $1.2 million for the previous quarter, and EBITDA loss of $930,000 in the second quarter of 2010 (see the definition and an important discussion of EBITDA, a non-GAAP term, in “About the Presentation of EBITDA”, below.)

Cash and investments at June 30, 2011 totaled $1.4 million, as compared to $375,000 at March 31, 2011. The increase in cash during the quarter was primarily due to private placement of company securities. Subsequent to the end of second quarter, the company secured a $15 million credit facility.  The facility included an initial draw down of $7 million and resulted in net proceeds after the repayment of debt and transaction expenses of approximately $1.4 million.

Management Commentary
“Bacterin’s record results for the second quarter marks our seventh consecutive quarter of record revenue growth, driving our first EBITDA positive quarter in our company’s history,” said Guy Cook, Bacterin’s chairman and CEO. “These results reflect continued market penetration of our existing and latest medical devices and biologic products, as traction builds from our introduction to ROi’s network of hospitals and medical practices.”

“We anticipate further revenue growth and profitability by leveraging our new higher margin direct sales model with new product lines like hMatrix, our third human acellular biological scaffold, as well as our recently acquired orthopedic implant products. We’re in the process of filing an application with the FDA for enhancing these orthopedic implant products with our sustained release antimicrobial coating technology. We expect to be the only company in the space that can offer this combined technology, which we estimate represents a $600 million addressable market.

“Bacterin raised approximately $3 million in private placement in Q2, and we recently established a $15 million credit facility to retire existing debt obligations, provide working capital, and allow us to be opportunistic in our M&A program. We believe our financial needs are met for the near-term to execute on our growth strategy, with these financing options available if or when needed.

“To prepare for the anticipated growth in the second half of 2011, in June we initiated reorganization and expansion of our team. The process was completed in July, which also marked, as a result, the best production month in our company history. We are now well on track for increased operational capacity, expanding our product portfolio, market presence, and leveraging higher margin potential of our direct sales force.”

Conference Call
Bacterin will hold a conference call later today, August 11, 2011 to discuss these financial results. Bacterin’s management will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

Date: Thursday, August 11, 2011
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-4774
International: 1-480-629-9760
Conference ID#: 4458983

The conference call will be broadcast simultaneously and available for replay here and at the investor section of the company's Web site at www.bacterin.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until September 11, 2011:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4458983

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before  depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on this non-GAAP measure.

Bacterin International Holdings, Inc.
Reconciliation of Net (Loss) Income From Operations to EBITDA
(Unaudited)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Net Income (Loss) from operations	$(279,997)	$(1,936,299)	$(1,277,136)
Add non-cash consulting/stock options	147,485	621,990	182,833
Add amortization	10,278	7,592	12,225
Add depreciation	157,019	147,158	151,661
EBITDA	$34,785	$(1,159,559)	$(930,417)

Important Cautions Regarding Forward-looking Statements
This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company’s ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com

Bacterin International Holdings, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,402,407	$327,481
Accounts receivable, net of allowance of $79,684 and $157,269, respectively	5,493,186	3,522,031
Accounts receivable - related party	666,173	613,034
Inventories, net	6,424,773	5,440,638
Prepaid and other current assets	480,249	572,015
	14,466,788	10,475,199

Non-current inventories	1,188,495	1,439,384
Property and equipment, net	3,394,241	3,397,320
Intangible assets, net	445,892	355,639
Note receivable - related party	82,398	82,398
Other assets	176,924	13,675

Total Assets	$19,754,738	$15,763,615

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,479,491	$2,260,237
Accounts payable - related party	-	573,036
Accrued liabilities	1,580,852	1,391,540
Warrant derivative liability	1,495,802	9,690,741
Current portion of capital lease obligations	22,779	30,105
Current portion of long-term debt	907,112	234,149
	6,486,036	14,179,808
Long-term Liabilities:
Capital lease obligation, less current portion	23,430	13,185
Long-term debt, less current portion	4,278,442	2,189,866
Total Liabilities	10,787,908	16,382,859

Stockholders' Equity
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares
issued and Outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized;
38,858,894 shares issued and outstanding as of June 30, 2011 and 36,994,715
shares issued and outstanding on December 31, 2010	38	37
Additional paid-in capital	41,400,500	36,325,976
Retained deficit	(32,433,708)	(36,945,257)
Total Stockholders’ Equity	8,966,830	(619,244)

Total Liabilities & Stockholders’ Equity	$19,754,738	$15,763,615

Bacterin International Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Tissue sales	$7,370,048	$3,185,772	13,238,972	$5,890,747
Royalties and other	138,427	15,328	270,307	46,786
Total Revenue	7,508,475	3,201,100	13,509,279	5,937,533

Cost of tissue sales	1,742,144	519,082	2,729,443	1,123,704

Gross Profit	5,766,331	2,682,018	10,779,836	4,813,829

Operating Expenses
General and administrative	1,410,679	1,940,807	3,708,054	3,406,945
Sales and marketing	4,331,145	1,683,853	8,595,426	3,126,570
Depreciation	157,019	151,661	304,177	304,162
Non-cash consulting expense	147,485	182,833	388,475	276,429
Total Operating Expenses	6,046,328	3,959,154	12,996,132	7,114,106

Loss from Operations	(279,997)	(1,277,136)	(2,216,296)	(2,300,277)

Other Income (Expense)
Interest expense	(132,879)	(782,116)	(498,540)	(1,305,533)
Change in warrant derivative liability	7,579	7,719	7,226,385	(94,676)
Other income	-	531	-	6,455

Total Other Income (Expense)	(125,300)	(773,866)	6,727,845	(1,393,754)

Net Loss Before Benefit (Provision) for
Income Taxes	(405,297)	(2,051,002)	4,511,549	(3,694,031)

Benefit (Provision) for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-

Net Income (Loss)	$(405,297)	$(2,051,002)	4,511,549	$(3,694,031)

Net income (loss) per share:
Basic	$(0.01)	$(0.07)	0.12	$(0.13)
Dilutive	(0.01)	(0.07)	0.10	(0.13)

Shares used in the computation:
Basic	38,216,956	28,318,508	37,776,259	28,274,935
Dilutive	38,216,956	28,318,508	43,572,293	28,274,935